UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 27, 2017

DELANCO BANCORP, INC.

(Exact name of registrant as specified in its charter)

New Jersey	0-55087	80-0943940
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

615 Burlington Avenue, Delanco, New Jersey, 08075

(Address of principal executive offices) (Zip Code)

(856) 461-0611

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Definitive Agreement.

On September 27, 2017, the Office of the Comptroller of the Currency (the “OCC”) terminated the formal written agreement dated November 21, 2012 between the OCC and Delanco Federal Savings Bank, (the “Bank”), the wholly owned subsidiary of Delanco Bancorp, Inc. (the “Company”), effective immediately. In addition, the OCC terminated the higher individual minimum capital ratios that the OCC had required for the Bank. At June 30, 2017, the Bank exceeded the minimum regulatory requirements to be considered “well capitalized.” As a result of the OCC's action, the Bank is no longer considered to be in “troubled condition.”

On October 2, 2017, the Company issued a press release announcing the termination of the written agreement and the higher individual minimum capital ratios previously required by the OCC. A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 2, 2017, the Bank entered into employment agreements with each of James E. Igo, President and Chief Executive Officer of the Bank, and Eva Modi, Executive Vice President and Chief Financial Officer of the Bank. Each of the employment agreements provides for a one-year term that is renewable annually by the Bank’s Board of Directors.

Under their respective employment agreements, Mr. Igo’s current base salary is $185,000 and Ms. Modi’s current base salary is $130,500, and each executive will participate in discretionary bonuses or other incentive compensation programs that the Bank may sponsor or award from time to time to senior management employees. The employment agreements also provide for, among other things, participation by each executive in life insurance, medical, dental, pension, profit sharing, retirement and stock-based compensation plans and other programs and arrangements that the Bank may sponsor or maintain for the benefit of its employees. In addition, the employment agreements provide for certain payments to each executive following the termination of his or her employment due to a change in control, his or her disability or upon termination without cause or for good reason (as defined in each agreement).

Pursuant to the terms of each employment agreement, the Bank will reimburse Mr. Igo and Ms. Modi for all out of pocket expenses, including, without limitation, reasonable attorneys’ fees, incurred by the executive in connection with his or her successful enforcement of the Bank’s obligations under their respective employment agreement. The employment agreements also provide that the Bank will indemnify Mr. Igo and Ms. Modi to the fullest extent permitted under applicable law and regulation in connection with or arising out of any action, suit, or proceeding in which he or she may be involved by reason of his or her service as an officer or director of the Bank or any of its subsidiaries or affiliates (whether or not he or she continues to be an officer or director at the time of incurring any such expenses or liabilities). In addition, the employment agreements provide that each executive will be subject to a one-year non-compete clause in the event (i) the executive voluntarily terminates his or her employment with the Bank or (ii) the executive’s employment is terminated by the Bank because a regulator of the Bank removes or permanently prohibits the executive from participating in the conduct of the Bank’s affairs.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

	No.	Description

	99.1	Press Release dated October 2, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DELANCO BANCORP, INC.

Date: October 3, 2017	By:	/s/ James E. Igo
James E. Igo
President and Chief Executive Officer